Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2024 FIRST QUARTER RESULTS

Results in-line with Expectations; Reaffirms 2024 Sales and Earnings Guidance

New York, New York, May 7, 2024, Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2024.

First Quarter 2024 Highlights: ($ in millions, except per share amounts)	Three Months Ended March 31,
	2024	2023	% Change
Net Sales	$324	$312	4%
Gross Margin	62.5%	65.1%	(260 bps)
Operating Income	$68	$90	(25%)
Operating Margin	21.0%	29.0%	(800 bps)
Net Income attributable to IP	$41	$54	(24%)
Diluted EPS	$1.27	$1.68	(24%)

Operational Commentary

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums noted, “As expected, following the exceptional sales performance in the first quarter of last year, driven by the introduction of numerous new products, sales growth moderated during the current first quarter. That said, our distribution partners, as well as NPD Research data, have indicated that sell-out at the store level has been leading to inventory destocking. The fragrance market remains buoyant, and our key brands continue to enjoy strong sell-out and favorable reception from both retailers and consumers.

“We delivered a healthy operating margin of 21% for the quarter, in-line with our expectations. The 29% operating margin in the 2023 first quarter was exceptionally high due to a large pipeline of new product launches combined with low advertising and promotional expenses. This largely explains the 25% decline in operating income and the 24% decline in earnings per diluted share as compared to prior year quarter.

“North America, our largest market, remains robust despite a 3% decline in comparable quarter sales, due primarily to the concentration of launches in early 2023. Western Europe grew sales by 10%, while Eastern Europe, which declined 22%, was adversely impacted by delays in shipments in certain countries, which resulted in sales shifting from the first quarter into the second quarter.

“Asia/Pacific grew sales by 13%, led by Australia and India. Our sales in Central and South America continued to build with first quarter growth of 31%. The 5% sales decline in the Middle East and Africa factors in the economic and social repercussions of the numerous conflicts in those regions and phased product launches.”

He continued, “During the first quarter of 2024, we launched several new fragrances, including extensions within established lines for Oscar de la Renta and Anna Sui. Also debuting in the first quarter were Montblanc Legend Blue, Donna Karan Cashmere Collection, Van Cleef & Arpels Encens Précieux, Karl Lagerfeld Rouge, Rochas Orange Horizon, Kate Spade Bloom, and Lacoste L12.12 Blanc and L12.12 Rose. Our first time sales of established Lacoste and Roberto Cavalli fragrances reinforce our confidence in these two new fragrance brands.

“GUESS, our fourth largest brand, achieved the greatest sales gain among our top brands at 21% for the quarter. With a very strong innovation calendar for the remainder of the year, all indicators for the brand are green and point to another exceptional year.

“Once again, we have an ambitious innovation strategy planned for the balance of 2024, including blockbuster fragrances for DKNY and Lacoste, and extensions for the Jimmy Choo I Want Choo line and Roberto Cavalli Signature line. Multi-scent collections for GUESS are coming to market this spring, followed in the fall by a new member of the GUESS Uomo men’s fragrance family. Furthermore, extensions for Hollister’s Feelin’ Free and Ferragamo’s Signorina will be unveiled later in the year. We are confident in our future launches, and believe we are well positioned to achieve another year of substantial growth, particularly in the second half of 2024.

“We increased advertising and promotional investments in the first quarter to fuel business growth throughout the year and to compensate for lighter new product launches than in the prior year. Our decision to spend significantly more during the fourth quarter of 2023, combined with higher spending this quarter, is proving to be a winning strategy as it enables us to drive sell-out ahead of sell-in. Additionally, we are continuing to develop compelling content and implement omnichannel concepts with renown fragrance enthusiasts to further expand our reach and exposure in meaningful ways.”

Mr. Madar concluded, “The fragrance market is resilient, and we are determined to continue to gain market share by implementing our strategies effectively. We believe the favorable market conditions and prevailing tailwinds will far outweigh any challenges we may encounter.”

Financial Commentary

Discussing the first quarter Michel Atwood, Chief Financial Officer of Inter Parfums pointed out, “Consolidated gross margin was 62.5% completed 65.1% in last year’s first quarter, with the decline attributable to our European based operations, whose gross margin declined to 64.0% from last year’s 67.8% due to unfavorable segment, geographic and channel mix, increased trade spending to support the business in the absence of significant new innovation, and cost inflation impacts on raw materials purchased in Europe due to higher energy costs. We expect that many of these adverse impacts will be non-recurring and offset in the balance of the year as we also consider price increases in the second half of the year.

“Gross margin for U.S. based operations was 58.7%, up from 57.6% thanks to a more favorable brand and channel mix, as a higher portion of our sales are being sold directly to retailers as opposed to third-party distributors.”

He continued, “SG&A rose to 41.5% from 36.1% in the prior year period, largely driven by our investments in advertising and promotion across both our European and U.S. based operations and the amortization of the cost of the Lacoste license amounting to $1.6 million during the first quarter of 2024. Advertising and promotion, included in SG&A, represented 14.9% and 11.3% of net sales in the 2024 and 2023 periods, respectively, as we increased our investments to support the initial launch of our new brands, Lacoste and Roberto Cavalli, and better balance our investment profile throughout the year. We continue to anticipate that on a full year basis, advertising and promotional expenditures will aggregate approximately 21% of net sales.

“Our financial position remains strong. We closed the quarter with $97 million in cash, cash equivalents and short-term investments, and working capital of $530 million, resulting in a working capital ratio of 2.8 to 1.”

Reaffirms 2024 Guidance

Mr. Atwood concluded, “We are confident in our ability to execute our plans through the balance of the year, so we are once again reiterating our 2024 guidance, which calls for net sales of $1.45 billion, resulting in earnings per diluted share of $5.15. This represents a 10% increase in net sales and an 8% increase in earnings per diluted share. As we previously reported and included in our guidance, the Lacoste non-cash amortization expense of the acquisition cost is expected to reduce our 2024 earnings per diluted share by approximately $0.11.”

Guidance assumes that the average dollar/euro exchange rate remains at current levels.

Dividend

The Company’s regular quarterly cash dividend of $0.75 per share will be paid on June 28, 2024 to shareholders of record on June 14, 2024.

Conference Call

Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, May 8, 2024.

Interested parties may participate in the live call by dialing (877) 423-9820 (toll-free) or (201) 493-6749 (international). Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Inter Parfums, Inc.

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2023 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Inter Parfums, Inc.	or	The Equity Group Inc.

Michel Atwood	Karin Daly

Chief Financial Officer	Investor Relations Counsel

(212) 983-2640	(212) 836-9623 / kdaly@equityny.com

www.interparfumsinc.com	www.theequitygroup.com

See Accompanying Tables

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	March 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$20,976	$88,462
Short-term investments	76,078	94,304
Accounts receivable, net	293,075	247,240
Inventories	400,209	371,859
Receivables, other	5,581	7,012
Other current assets	34,258	29,458
Income taxes receivable	2,490	691
Total current assets	832,667	839,026

Property, equipment and leasehold improvements, net	164,165	169,222
Right-of-use assets, net	26,980	28,613
Trademarks, licenses and other intangible assets, net	288,117	296,356
Deferred tax assets	15,726	14,545
Other assets	21,521	21,567
Total assets	$1,349,176	$1,369,329

LIABILITIES AND EQUITY
Current liabilities:
Loans payable - banks	$8,324	$4,420
Current portion of long-term debt	29,027	29,587
Current portion of lease liabilities	5,928	5,951
Accounts payable – trade	106,219	97,409
Accrued expenses	135,660	178,880
Income taxes payable	17,300	8,498
Total current liabilities	302,458	324,745

Long–term debt, less current portion	115,926	127,897

Lease liabilities, less current portion	22,905	24,517

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 32,023,640 and 32,004,660 shares at March 31, 2024 and December 31, 2023, respectively	32	32
Additional paid-in capital	100,309	98,565
Retained earnings	711,043	693,848
Accumulated other comprehensive loss	(50,417)	(40,188)
Treasury stock, at cost, 9,981,665 and 9,981,665 shares at March 31, 2024 and December 31, 2023, respectively	(52,864)	(52,864)
Total Inter Parfums, Inc. shareholders’ equity	708,103	699,393
Noncontrolling interest	199,784	192,777
Total equity	907,887	892,170
Total liabilities and equity	$1,349,176	$1,369,329

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended March 31,
	2024	2023

Net sales	$323,963	$311,723

Cost of sales	121,578	108,766

Gross margin	202,385	202,957

Selling, general and administrative expenses	134,412	112,678

Income from operations	67,973	90,279

Other expenses (income):
Interest expense	1,807	2,357
(Gain) loss on foreign currency	(905)	759
Interest and investment income	(3,020)	(5,382)
Other expense (income)	38	(41)

	(2,080)	(2,307)

Income before income taxes	70,053	92,586

Income taxes	16,750	21,678

Net income	53,303	70,908

Less: Net income attributable to the noncontrolling interest	12,255	16,840

Net income attributable to Inter Parfums, Inc.	$41,048	$54,068

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$1.28	$1.69
Diluted	$1.27	$1.68

Weighted average number of shares outstanding:
Basic	32,041	32,018
Diluted	32,266	32,159

Dividends declared per share	$0.75	$0.625